Exhibit 99.1

BMHC ANNOUNCES PRELIMINARY RESULTS FOR THE FOURTH
QUARTER AND FISCAL YEAR 2008
Company Obtains Waiver from Lenders

BOISE, March 10, 2009 -- Building Materials Holding Corporation (OTC: BLGM), a leading provider of building materials and construction services to professional residential builders and contractors, today announced preliminary financial results for the fourth quarter and fiscal year 2008. Sales for the fourth quarter of 2008 decreased 42% to $233 million from $403 million in the same quarter a year ago. For the year, sales decreased 39% to $1.3 billion from $2.2 billion for 2007.

Net loss for the fourth quarter of 2008 was approximately $104 million or $4 per share compared to a net loss of $331 million or $11 per share for the same quarter a year ago. For the year, net loss was approximately $215 million or $7 per share compared to a net loss of $313 million or $11 per share for 2007.

Loss from continuing operations for 2008 was approximately $193 million compared to $266 million for 2007. Operating results for continuing operations in the fourth quarter included:

•	approximately $41 million for the impairments of certain customer relationships and covenants not to compete, goodwill, certain property and equipment held for sale and certain leasehold improvements
•	approximately $13 million of non-recurring expenses to close and consolidate underperforming business units

Already under contraction, single-family housing starts declined further in the fourth quarter as home foreclosures increased, lending standards tightened and rising unemployment sapped consumer confidence. According to the U.S. Census Bureau, in November 2008 single-family starts in our markets fell to an annualized rate of 141,000. For the United States as a whole, recent data on single-family starts reflected a decline to a seasonally-adjusted annual rate of 347,000 in January of 2009 and suggests this year will be more challenging than 2008.  By contrast, single-family housing starts for the United States averaged 1.1 million per year since 1990, excluding the boom years of 2003 through 2006. Accordingly, BMHC implemented significant changes to its operations during 2008 to mitigate the impact of this downturn, including:

•	closure of 42 and consolidation of 15 business units deemed as underperforming
•	centralization of administrative functions including information systems, accounts payable, payroll and human resources to its existing administrative support center
•	employee headcount reductions of 42% in operations and 12% in administration

BMHC also announced today that it has obtained a temporary waiver of certain conditions to borrowing under its credit agreement, which allows the Company to borrow up to $20 million, through April 15th, while it works to finalize a permanent amendment to the credit agreement. BMHC requested the temporary waiver from its lenders following a preliminary evaluation of financial information for the month ended February 28, 2009, during which it determined that it may be out of compliance with the financial covenant contained in the Company’s credit agreement relating to minimum earnings before interest, taxes, depreciation and amortization. The Company is negotiating with its lenders an amendment to the credit agreement to better reflect current and anticipated market conditions. While there is no assurance that these negotiations will result in an amendment acceptable to the Company and the lenders, BMHC currently expects that it will reach agreement with its lenders on the amendment in a timely manner and that its business operations will not be affected.

As of February 28, 2009, there were no outstanding borrowings on the revolver and the outstanding balance on the term note was $320 million.

"The significant and ongoing correction in the homebuilding industry as well as costs associated with closing underperforming business units have continued to negatively affect our operating performance,” stated Robert E. Mellor, Chairman and Chief Executive Officer. “As a result, we continue to assess the performance of our business units and relentlessly drive improvements in cost efficiencies. We also continue to believe that our employees’ efforts to maintain our preferred supplier status with customers, as well as our longstanding strong relationships with our vendors, will allow us to weather this unprecedented downturn in demand for the basic necessity of housing.

“We remain focused on our goal of realigning our business to fit the current environment. While we met the financial covenants for our credit agreement at the end of the fourth quarter, we believe the agreement will need to be amended to better reflect current and anticipated market conditions.”

BMHC will issue a press release announcing the date for reporting full results for the fourth quarter and fiscal year 2008 once the date is finalized.

About BMHC
BMHC is one of the largest providers of building materials and residential construction services in the United States. We serve the homebuilding industry through two recognized brands: as BMC West, we distribute building materials and manufacture building components for professional builders and contractors in the western and southern states; as SelectBuild, we provide construction services to high-volume production homebuilders in key markets across the country. To learn more about BMHC, visit our website at www.bmhc.com.

BUSINESS RISKS AND FORWARD-LOOKING STATEMENTS

There are a number of business risks and uncertainties that affect our operations and therefore could cause future results to differ from past performance or expected results. Additional information regarding business risks and uncertainties is contained in Part II Item 1A of our most recent Form 10-Q. These risks and uncertainties may include, however are not limited to:

•
demand for and supply of single-family homes which is influenced by changes in the overall condition of the U.S. economy, including interest rates, consumer confidence, job formation, availability of credit and other important factors;

•
our ability to maintain adequate liquidity, reduce operating costs and increase market share in an industry that has experienced and continues to experience a significant reduction in average annual housing starts;

•	our liquidity is dependent on operating performance, an efficient cash conversion cycle and compliance with financial covenants;
•	our ability to implement and maintain cost structures that align with sales trends and
•	loss of customers as well as changes in the business models of our customers may limit our ability to provide building products and construction services;
•	intense competition;
•	availability of and our ability to attract, train and retain qualified individuals;
•	fluctuations in our costs and availability of sourcing channels for commodity wood products, concrete, steel and other building materials;
•	weather conditions including natural catastrophic events;
•	exposure to construction defect and product liability claims as well as other legal proceedings;
•	disruptions in our information systems;
•	actual and perceived vulnerabilities as a result of widespread credit and liquidity concerns, terrorist activities and armed conflict;
•	costs and/or restrictions associated with federal, state and other regulations and
•	numerous other matters of a local and regional scale, including those of a political, economic, business, competitive or regulatory nature.

Risks related to our shares may include, however are not limited to:

•	price for our shares may fluctuate significantly;
•	our shares may be less attractive as they are not traded on a large, more well-known exchange and
•	anti-takeover defenses and certain provisions could prevent an acquisition of our company or limit share price.

Certain statements in this news release including those related to expectations about our ability to reach agreement with our lenders on an appropriate waiver and amendment, the impact on our business operations from any non-compliance with financial covenants, homebuilding activity, the impact of our efforts to maintain our preferred supplier status and focus on cost efficiencies, and the realignment of our business are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about our expectations, anticipated financial results and future business prospects are forward-looking statements. While these statements represent our current judgment on what the future may hold and we believe these judgments are reasonable, these statements involve risks and uncertainties that are important factors that could cause our actual results to differ materially from those in forward-looking statements. These factors include, however are not limited to the risks and uncertainties cited in the above paragraph, as well as the risks that: we may not be able to reach agreement with our lenders with respect to amendments and waivers to our credit facility on terms acceptable to us and our lenders; our non-compliance with the financial covenant may adversely affect our liquidity and our business; our efforts to maintain preferred supplier status and focus on cost efficiencies may not be sufficient to allow us to weather the downturn in the housing industry; and we may not be able to timely and successfully implement our restructuring program and realignment of our business and achieve the benefits that they are designed to provide. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date of this news release. We undertake no obligation to update forward-looking statements.

For More Information Investor Contacts:
•	Bill Smartt, Senior Vice President and Chief Financial Officer, BMHC
•	Mark Kailer, Vice President, Treasurer and Investor Relations Officer, BMHC
+1.415.627.9100

•	Lisa Laukkanen, The Blueshirt Group for BMHC
+1.415.217.4967
lisa@blueshirtgroup.com